Exhibit 10.5

PLEDGE AND SECURITY AGREEMENT

(Equity Issuance Proceeds)

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is dated as of April 7, 2016 and is made by NEXPOINT MULTIFAMILY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership having an address at 300 Crescent Court, Suite 700, Dallas, Texas 75201, (“Pledgor”) and KEYBANK NATIONAL ASSOCIATION, a national banking association having a principal place of business at 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110, as agent (in such capacity, “Agent”) for itself and any other lenders who become Lenders under the Bridge Credit Agreement (as hereinafter defined) (collectively referred to as “Lenders” and each individually referred to as a “Lender”).

RECITALS

Pursuant to the terms of that certain Revolving Credit Agreement dated as of even date herewith among Highland Capital Management L.P., a Delaware limited partnership and Pledgor (jointly and severally, the “Borrower”), Agent and Lenders (as may be amended from time to time the “Credit Agreement”), Lenders have severally agreed to make revolving loans (the “Revolving Loans”) to Borrower upon the terms and subject to the conditions set forth therein, such loan to be evidenced by Notes issued by Borrower to Lenders thereunder. It is a condition precedent to the obligation of Lenders to make the Revolving Loans available under the Credit Agreement that Pledgor shall have executed and delivered this Agreement to Agent for the ratable benefit of Lenders.

NOW, THEREFORE, in consideration of the premises and to induce Agent and Lenders to enter into the Credit Agreement and to induce Lenders to make their respective loans to Borrower under the Credit Agreement, Pledgor hereby agrees with Agent for the ratable benefit of Lenders as follows:

1. Pledge; Grant of Security Interest. Pledgor hereby grants, assigns, transfers, grants a security interest in, sets over and delivers unto Agent, for the ratable benefit of Lenders, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise), of the Obligations, a security interest in, to and under all of Pledgor’s right, title and interest, whether now owned or hereafter acquired and whether now existing or hereafter arising (all of which shall be collectively called the “Collateral”) in any and all of the following:

(a) all future purchase price, subscription, and other payments and contributions, in each case, in cash (“Gross Equity Issuance Proceeds”) from the subscribers and partnership interests (collectively, the “Stockholders”) in exchange for each equity issuance by Pledgor (“Equity Issuance”), after deduction of net sales commissions and other reasonable expenses approved by the Agent in its reasonable discretion (collectively, the “Net Equity Issuance Proceeds”); provided, however, with respect to any subscription payments payable by any investor pursuant to the associated offering documents for Equity Interests in Pledgor (“Shares”), such pledge shall not be deemed effective until Pledgor has accepted the subscription (consistent with Section 7(j) hereof); and

(b) all Proceeds and products of the foregoing.

2. Defined Terms. Unless otherwise defined herein, terms which are defined in the Credit Agreement and used herein shall have the same meanings given to them in the Credit Agreement. The following terms shall have the following meanings:

“Certificate” means the Certificate of Limited Partnership of Pledgor filed with the State of Maryland, Department of Assessments and Taxation, Charter Division on                     .

“Events of Default” shall mean (i) the occurrence and continuance of an Event of Default as defined in the Credit Agreement (after taking into account all applicable grace periods); or (ii) the failure of Pledgor to pay and perform all of Pledgor’s obligations to Agent and Lenders hereunder unless such failure is cured or remedied within the applicable grace period, if any, set forth or referred to herein or in the Credit Agreement.

“Obligations” shall mean all obligations of Pledgor and Borrower to Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, under any one or more of this Agreement and the other Loan Documents.

“Organizational Documents” means the Certificate, the By-Laws of Pledgor and the Prospectus of Pledgor (and all supplements thereto, amendments and replacements thereof, and any new prospectus relating to any offering of Shares).

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Net Equity Issuance Proceeds, collections thereon or distributions with respect thereto.

3. Absolute Assignment; License Back. The parties intend that this Agreement shall be a present, absolute and unconditional assignment and shall, upon the occurrence and during the continuance of an Event of Default, give Agent the right to collect the Net Equity Issuance Proceeds and to apply such Net Equity Issuance Proceeds to payment of the principal and interest and all other sums payable on the Obligations in accordance with the terms of the Credit Agreement. Prior to the occurrence and continuance of an Event of Default, Agent hereby grants to Pledgor the right, subject to the provisions set forth herein, to collect all Net Equity Issuance Proceeds and the Proceeds thereof so long as Pledgor complies with the terms of the Credit Agreement and this Agreement. Pledgor shall promptly provide written notice to Agent in the event that any Collateral is realized by Pledgor as a result of the remedies available pursuant to the Organizational Documents after the occurrence and continuance of an Event of Default.

4. Representations and Warranties. Pledgor hereby represents and warrants that:

(a) Pledgor is and shall be the owner of the Collateral free and clear of all pledges, liens, security interests and other encumbrances of any nature whatsoever, except in favor of Agent.

(b) Pledgor has the corporate power and authority to pledge the Collateral and to grant the security interest in the Collateral as herein provided.

(c) There are no restrictions on the transfer of the Collateral to Agent hereunder or with respect to any subsequent transfer thereof or realization thereupon by Agent except as set forth in the Organizational Documents.

(d) The execution, delivery and performance of this Agreement by Pledgor does not and shall not result in the violation of any mortgage, indenture, material contract, instrument, agreement, judgment, decree, order, statute, rule or regulation to which Pledgor is subject or by which it is bound.

(e) Pledgor shall not suffer or permit any lien or encumbrance to exist on or with respect to the Collateral except in favor of Agent or as may be permitted by the Credit Agreement.

(f) This Agreement (i) has been duly authorized, executed and delivered by Pledgor and (ii) constitutes the legal, valid and binding obligation of Pledgor enforceable in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(g) There is no material litigation or administrative proceeding now pending, or to the best of its knowledge threatened, against Pledgor which if adversely decided could materially impair the ability of Pledgor to pay or perform Pledgor’s obligations hereunder.

(h) Pledgor is a duly formed and validly existing corporation under the laws of the State of Maryland. Pledgor is duly qualified in each jurisdiction where the nature of its business is such that qualification is required and has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement) on the ability of Pledgor to pay and perform its obligations hereunder or under the other Loan Documents. The organizational number of Pledgor is                     ; the taxpayer identification number of Pledgor is                     . All required entity actions and proceedings have been duly taken so as to authorize the execution and delivery by Pledgor of the Loan Documents to which it is a party.

5. Use of Net Equity Issuance Proceeds. Promptly upon receipt by the Pledgor of any Net Equity Issuance Proceeds, the Pledgor shall pay such amounts to the Agent for application to the Obligations as provided under the terms of the Credit Agreement.

6. Call for Equity Issuance Proceeds.

(a) Agent has the right at any time following the occurrence of, and during the continuance of, an Event of Default to direct any third party holding any Collateral to transfer to Agent all Collateral then or thereafter held by such third party for the purposes set forth in and subject to the terms of the Credit Agreement and the Loan Documents.

(b) Upon the occurrence and during the continuance of an Event of Default, this Agreement shall constitute an irrevocable direction to and full authority to such third party to pay all Net Equity Issuance Proceeds to Agent in accordance with the terms of the Credit Agreement and the Loan Documents. Pledgor hereby irrevocably authorizes any third party to rely upon and comply with any notice or demand by Agent for the payment to Agent of any Net Equity Issuance Proceeds due or to become due. Agent shall promptly after any such notice or demand is sent to such third party send a copy thereof to Pledgor.

7. Covenants. Pledgor covenants and agrees that:

(a) Pledgor shall keep the Collateral free and clear of all liens, encumbrances, attachments, security interest pledges and charges except for this Agreement and as otherwise permitted by the Credit Agreement.

(b) Pledgor shall faithfully perform and discharge in all material respects all obligations of Pledgor under the Organizational Documents. Pledgor shall appear in and defend, at no cost to Agent, any action or proceeding arising under or in any manner connected with the Organizational Documents or the Collateral in which Pledgor is named as a party.

(c) Nothing contained herein shall be construed to impose any liability or obligation on Agent under or with respect to the Organizational Documents. Pledgor shall indemnify and hold Agent and Lenders harmless from and against any and all reasonable actual and out-of-pocket liabilities, losses, damages and reasonable costs and expenses which Agent and Lenders may incur by reason of the Organizational Documents or by reason of this Agreement, and from and against any and all claims and demands whatsoever which may be asserted against Agent and Lenders by Stockholders or any other third party by reason of any alleged obligations to be performed or discharged by Agent or Lenders under the Organizational Documents or this Agreement unless due to its gross negligence or willful wrongdoing or breach of this Agreement or the Organizational Documents. Should Agent and Lenders incur any such liability, loss, damage, cost or expense except if due to their gross negligence or willful misconduct or breach of this Agreement or the Organizational Documents, Pledgor shall within ten (10) Business Days after written demand reimburse Agent and Lenders for the amount thereof together with all reasonable costs and expenses and reasonable attorneys’ fees incurred by Agent and Lenders. If the foregoing sums are not paid within ten (10) Business Days, they shall bear interest from the date of demand until paid at the default rate set forth in the Credit Agreement. Pledgor shall have the right to defend (as appropriate) and settle any claim made by Stockholders or any third party (other than any Agent, Lenders or participants) relating to a possible indemnification obligation to Agent or any of the Lenders under this Agreement. Agent, on behalf of the Lenders shall promptly, upon discovery of any such claim made by Stockholders or another third party against Agent of any of the Lenders, give notice to Pledgor of such claim which notice shall set forth such claim in reasonable detail.

(d) Pledgor shall execute all such instruments, documents and papers, and will do all such acts as Agent may reasonably request from time to time to carry into effect the provisions and intent of this Agreement including, without limitation, the execution of notifications to obligors on the Collateral, direction letters with any applicable broker dealer or other intermediary, and will use commercially reasonable efforts to do all such other acts as Agent may reasonably request with respect to the perfection and protection of the pledge and security interest granted herein and the assignment effected hereby.

(e) Pledgor shall not sell, assign, transfer or otherwise dispose of the Collateral or any interest therein to any other person, firm, corporation or entity except as permitted by the Credit Agreement and the other Loan Documents.

(f) While an Event of Default exists, Pledgor shall deliver to Agent, if and when received by Pledgor, any item representing or constituting any of the Collateral received by Pledgor; and if, under any circumstance whatsoever, any of such proceeds should be paid to or come into the hands of Pledgor, Pledgor shall hold the same in trust for prompt delivery to Agent to be held as additional Collateral.

(g) Pledgor shall comply with all Legal Requirements applicable to the Collateral to the extent that such matter could reasonably be expected to materially impair the ability of Borrower and the Pledgor to pay and perform their obligations under the Loan Documents.

(h) Pledgor shall not make any amendments or waive any provisions of any of the Organizational Documents which would materially and adversely affect the Collateral without the prior written consent of Agent, not to be unreasonably withheld or delayed.

8. Rights of Agent. Pledgor hereby grants to Agent the following rights:

(a) Upon any sale or transfer by Agent of the Credit Agreement and the indebtedness evidenced thereby, subject to the requirements of the Credit Agreement, Agent may assign or transfer its rights and interest under this Agreement in whole or in part to the purchaser or transferee, who shall thereupon become vested with all powers and rights given to Agent in respect thereto, and Agent and Lenders shall be thereafter forever relieved and fully discharged from any liability or responsibility thereafter arising or accruing in connection therewith.

(b) Pledgor shall furnish to Agent at any time and from time to time such other duly executed documents or instruments relating to the creation or continuation of a perfected security interest in the Net Equity Issuance Proceeds as Agent may reasonably require. So long as any Obligations remain due and owing hereunder and an Event of Default is continuing, Agent or any of its officers are hereby irrevocably made, constituted and appointed the true and lawful attorney for Pledgor to execute, after twenty (20) Business Days notice to Pledgor (except in the case where Agent believes its security is in imminent risk of impairment, then no such notice shall be required) in the name of Pledgor any financing statements, continuation statements or any other documents which Agent may deem reasonably necessary to perfect the security interest created hereunder.

(c) Prior to or contemporaneously with the delivery hereof, Pledgor shall deliver to Agent appropriate financing statements for filing under the Uniform Commercial Code of the appropriate jurisdictions as Agent may reasonably request and shall during the term of this Agreement take all other action as Agent shall reasonably request in order to perfect Agent’s security interest in the Equity Issuance Proceeds.

9. Rights After Event of Default. If an Event of Default has occurred and is continuing, subject to Sections 3 and 5 of this Agreement:

(a) Agent may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code of the appropriate jurisdiction to the extent of its interest in the Collateral as set forth in this Agreement.

(b) The rights of Agent hereunder shall not be conditioned or contingent upon the pursuit by Agent of any right or remedy against any other person which may be or become liable in respect of all or any part of the Obligations or against any other collateral security therefor, guaranty thereof or right of offset with respect thereto. Agent shall not be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall it be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof.

All of the foregoing rights and remedies of Agent are cumulative, and Agent shall also have upon the occurrence of any Event of Default all other rights and remedies provided under the other Loan Documents and any other agreement between Pledgor, Borrower, Agent, Lenders, or otherwise available at law or in equity or by statute.

10. ERISA and REIT Limitation. Notwithstanding anything contained herein to the contrary or in the Credit Agreement, Agent shall not acquire or take any other action with respect to the interests of Pledgor or Stockholders (i) to the extent that such acquisition or such other action constitutes a non-exempt “prohibited transaction” (as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) or (ii) to the extent that such action causes the Pledgor to no longer qualify as a REIT.

11. Limitation on Duties Regarding Collateral. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Agent deals with similar securities and property for its own account. Neither Agent, any Lender, nor any of their respective directors, officers, employees shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof.

12. No Waiver. Failure of Agent to avail itself of any terms, covenants or conditions of this Agreement for any period of time or for any reason shall not constitute a waiver thereof.

13. Additional Rights. Agent may take or release other security, may release any party primarily or secondarily liable for any Obligations secured hereby, may grant extensions, renewals or indulgences with respect to such Obligations, may amend, modify or cancel all or any of the terms of the Obligations, and may apply any other security therefor held by Agent to the satisfaction of such Obligations without prejudice to any of Agent’s rights hereunder or under the other Loan Documents. The rights of Agent to collect the Obligations and to enforce any other security therefor held by Agent may be exercised by Agent either prior to, simultaneously with or subsequent to any action by Agent hereunder. Agent shall have the full right, power and authority to enforce this Agreement or any of the terms, covenants or conditions hereof, at any time or times that Agent shall deem fit.

14. Amendments. Any change, amendment, modification, abridgment, cancellation or discharge of this Agreement or any term or provision hereof shall be in writing signed by Agent and Pledgor.

15. Termination. Upon the date of payment to Agent of the full amount of all Obligations, this Agreement shall be void and of no further effect except that Section 7(d) shall continue to survive and Agent shall, within five (5) Business Days of Pledgor’s written demand, execute and deliver to Pledgor in recordable form all necessary documents, if any, for the removal of this Agreement and any related financing statement from the public record.

16. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon Pledgor, and its successors and assigns, and shall inure to the benefit of Agent and its successors and assigns as permitted pursuant to the Credit Agreement.

17. Notices. Notices required or permitted to be given hereunder and all other communications hereunder shall be in writing and shall be sent or delivered in accordance with the Credit Agreement and shall be deemed to have been given when sent or delivered in accordance with the terms of the Credit Agreement.

18. Severability. If any provision hereof is determined to be illegal or unenforceable for any reason, the remaining provisions hereof shall not be affected thereby.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

20. Waiver of Trial by Jury. PLEDGOR AND AGENT EACH WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS RELATED TO ANY OF

THE LOAN DOCUMENTS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY PLEDGOR AND AGENT AND EACH ACKNOWLEDGES THAT NEITHER THE OTHER NOR ANY PERSON ACTING ON BEHALF OF THE OTHER HAS OR HAVE MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. PLEDGOR AND AGENT EACH FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. PLEDGOR AND AGENT EACH FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER PROVISION.

21. Inconsistency. In the event of any inconsistency or conflict between the terms and provisions of this Agreement and the terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall prevail.

22. Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

WITNESS the due execution hereof as of the day and year first above written.

PLEDGOR:

NEXPOINT MULTIFAMILY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
By:	NexPoint Multifamily Realty Trust, Inc., its General Partner

By:	/s/ Matt McGraner
Name:	Matt McGraner
Title:	COO, EVP – Investments

AGENT:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Christopher T. Neil
Name:	Christopher T. Neil
Title:	Senior Relationship Manager

[Signature Page to Equity Proceeds Pledge]